Exhibit 7.16

June 3, 2007

To: Wengen Alberta, Limited Partnership

Gentlemen:

Reference is made to the Amended and Restated Agreement and Plan of Merger dated as of the date hereof (as further amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) among Laureate Education, Inc. (the “Company”), a Maryland corporation, Wengen Alberta, Limited Partnership, an Alberta, Canada limited partnership (“Parent”), and L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent.  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.  This letter agreement amends and restates the letter dated January 28, 2007 from the undersigned to Parent.

In the event of the satisfaction or waiver of the Offer Conditions (it being agreed for purposes of this letter agreement that any Offer Condition the satisfaction of which is dependent upon the contribution contemplated by this paragraph and which would be fully satisfied upon the making of such contribution shall be deemed to have been satisfied), we agree that on the Acceptance Date we will contribute or cause to be contributed to Parent an aggregate amount of $27,680,000 (such sum, the “Commitment Amount”), which amount shall be used by Parent, together with the financing proceeds from the Debt Financing Commitments and the equity proceeds from the other Equity Financing Commitments to fund the Offer Price and the Merger Consideration, pay any other amounts to be paid by Parent to any person on the Closing Date on the terms set forth in the Agreement and pay for related expenses.  We will not be under any obligation pursuant to the preceding sentence unless and until the Offer Conditions are satisfied or waived.  We will not be under any obligation under any circumstances to contribute or cause to be contributed more than the Commitment Amount to Parent.  At the option and direction of Parent, we will fund the Commitment Amount in part on the Acceptance Date (or such other date as directed by Parent) and thereafter from time to time as directed by Parent; provided that Parent shall, to the extent reasonably practicable, direct us to fund portions of our Commitment Amount pro rata with other investors funding commitment amounts pursuant to the other Equity Financing Commitments.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the undersigned is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of the undersigned, against any current or future general or limited partner of the undersigned or any current or future director, officer, employee, general or limited partner, member, Affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the undersigned or any current or future general or limited partner of the undersigned or any current or future director, officer, employee, general or limited partner, member, Affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

The undersigned hereby represents and warrants as follows:

(a)  The undersigned is an entity duly organized, validly existing and in good standing (to the extent its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of organization.

(b)   The execution, delivery and performance of this letter agreement by the undersigned is within its powers and has been duly authorized by all necessary action, and no other proceedings or actions on the part of the undersigned are necessary to perform its obligations hereunder.  This letter agreement is a valid and binding obligation of the undersigned enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

(c)   The execution, delivery and performance by the undersigned of this letter agreement do not and will not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or court or governmental order to which the undersigned or any of its assets are subject or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the undersigned, except for such violations, consents, actions, defaults, rights or obligations which would not adversely affect the undersigned’s ability to perform its obligations hereunder.

(d)   The undersigned (i) has on the date hereof funding or uncalled capital commitments sufficient to fund the Commitment Amount and (ii) will have on the Acceptance Date the funding necessary to fund the Commitment Amount.

This letter agreement, and the undersigned’s obligation to fund the Commitment Amount (to the extent required by the terms hereof) will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged) or (b) thirty (30) days following the valid termination of the Agreement in accordance with its terms.

We shall be entitled to assign all or a portion of our obligations hereunder to one or more Affiliates or entities with a common investment advisor that agree to assume our obligations hereunder, provided that we shall remain obligated to perform our obligations hereunder to the extent not performed by such Affiliate(s).  This letter agreement shall not be assignable by you without our prior written consent, except that you may assign this letter agreement, without our prior written consent, to any person to which you assign any of your rights and obligations under the Agreement.

Notwithstanding any other term or condition of this letter agreement, our liability under this letter agreement shall be limited to the funding of the Commitment Amount to fund payment of the Offer Price and the Merger Consideration and to pay such other amounts specified in the second paragraph of this letter agreement, upon the satisfaction or waiver of the Offer Conditions, and our liability shall be limited to a willful and material breach of this letter agreement and under no circumstances shall our maximum liability for any reason, including our willful and material breach of any of our commitments set forth herein, exceed the Commitment Amount, and such damages shall not include any special, indirect, or consequential damages.

If the express third party beneficiary hereof determines to enforce the terms of this letter agreement as a result of a willful and material breach of this letter agreement, such third party beneficiary must do so on a pro rata basis against any other party to Equity Financing Commitments and Equity Rollover Commitments that have willfully and materially breached their obligations thereunder.

We acknowledge that the Company has relied on this letter agreement and is an express third party beneficiary hereof and is entitled to enforce obligations of the undersigned hereunder directly against the undersigned to the full extent thereof.  This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and the Company, rights or remedies hereunder or in connection herewith.  This letter agreement may be executed in counterparts.

This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by us and Parent; provided that any termination, amendment, waiver or modification that would reasonably be expected to be adverse to the Company in any material respect (after taking into account any other amendments, waivers or modifications proposed to be made to the other Financing Commitments) shall require the consent of the Company.

This letter agreement, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York.  In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this letter agreement in any court other than the courts of the State of New York and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Agreement (with the address of the undersigned being the address set forth in the first page of this letter agreement).

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties hereto shall keep the existence and terms of this letter agreement confidential, and no party shall, without the prior approval of the other party, make any press release or other announcement concerning the existence or the terms of this letter agreement, except (i) as and to the extent necessary to comply with applicable federal or state laws or is requested or required by any governmental or regulatory authority or stock exchange, (ii) in any suit, action or proceeding relating to this letter agreement or enforcement of rights hereunder, (iii) to the Company and its directors, officers, employees and advisors who agree to keep such information confidential on terms at least as restrictive as those set forth in this paragraph and (iv) to affiliates of such party and such party’s and its affiliate’s respective partners, members, directors, officers, employees, agents, advisors and representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this paragraph.

Very truly yours,

S.A.C. GLOBAL DIVERSIFIED FUND, LTD.

By:	S.A.C. Capital Advisors, LLC,
Its Investment Advisor

By:	/s/ Peter Nussbaum
Name: Peter Nussbaum
Title: Authorized Signatory

Accepted and Agreed to
as of the date written above

WENGEN ALBERTA, LIMITED PARTNERSHIP

By:	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Director